Exhibit 99.1

Contact:

Sameer Desai Vice President, Corporate Development & Investor Relations TTM Technologies, Inc. +1 714 327 3050 sameer.desai@ttmtech.com

FOR IMMEDIATE RELEASE

TTM Technologies, Inc. Appoints Pamela B. Jackson as New Board Member

Santa Ana, CA — June 14, 2021 — TTM Technologies, Inc. (NASDAQ:TTMI), a leading global printed circuit board (“PCB”) and radio frequency (“RF”) components and assemblies manufacturer, announced today that the Board appointed, subject to approval from the United States Defense Counterintelligence and Security Agency, Ms. Pamela B. Jackson as a Class III director with a term expiring in May of 2024.

Ms. Jackson is a retired Vice President, Technology of Emerson Electric Company (“Emerson”), a leading global manufacturing and technology company based in St. Louis, Missouri. Ms. Jackson was with Emerson from April 2001 until October 2017, when she retired. Her responsibilities included corporate oversight of technology development initiatives related to new and lean product development, portfolio and product life cycle management, and Emerson’s centers of excellence for software and human-centered design. She also served on the management boards for the Emerson Pune, India Innovation Center and the Emerson Xi’an, China Engineering Center. Ms. Jackson also led a breadth of global, technology intensive businesses that include power supplies, energy systems, thin film and hybrid integrated circuits, piezoelectric devices, ferrites, printed circuit boards, lightguide fiber and loop transmission apparatus. She has served on several non-profit boards, including the Ranken Technical College Board of Trustees, in St Louis, Missouri where she also chairs the Student Success and Diversity Committee and as a member of the Board of Trustees of the Dallas African American Museum of Art and Culture. Ms. Jackson also became a “Life Member” of the Society of Women Engineers in 2017. Before joining Emerson, Ms. Jackson worked at Lucent, AT&T and Western Electric for over 20 years where she held a series of progressively more responsible positions in research, engineering, operations, and marketing, eventually serving as vice president and general manager of several businesses including Lucent’s MicroPower division in Austin, Texas. Ms. Jackson received two Bachelor of Science degrees in chemical engineering and chemistry, and a Master of Science degree in chemical engineering from MIT. She holds an executive MBA from Boston University. Ms. Jackson is a member of Sigma Xi and Beta Gamma Sigma honorary societies, the American Chemical Society, and the American Institute of Chemical Engineers.

“We are pleased to welcome Pam to our Board of Directors,” said Rex Geveden, Chairman of the Board of TTM. “Her extensive experience in leading engineering driven product development organizations in the industrial technology market will strengthen the Board’s capabilities as TTM further grows its design to specification business and provides increasing value to its customers.”

About TTM

TTM Technologies, Inc. is a leading global printed circuit board manufacturer, focusing on quick-turn and volume production of technologically advanced PCBs and backplane assemblies as well as a global designer and manufacturer of high-frequency radio frequency (RF) and microwave components and assemblies. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.